Exhibit 99.1

M E M O R A N D U M

To:	Directors and Executive Officers of Aerojet Rocketdyne Holdings, Inc.
From:	Arjun L. Kampani
Date:	May 30, 2017
Re:	Notice of Blackout Period

As a director or executive officer of Aerojet Rocketdyne Holdings, Inc. (the “Company”), you are subject to the restrictions under Section 306(a) of the Sarbanes-Oxley Act of 2002, which prohibits certain trades during pension plan “blackout” periods. Please note the following:

1.                  In connection with the closing of an offer to certain participants in the Company’s Retirement Savings Plan (the “Plan”) to allow them to rescind certain acquisitions of Company stock in the Plan that occurred between June 30, 2007 and June 29, 2008 (the “Rescission Offer”), all transactions out of the Aerojet Rocketdyne Holdings Stock Fund in the Plan will be temporarily suspended during the Blackout Period (as defined below). In order to process the Rescission Offer, the trustee of the Plan must temporarily suspend (the “Blackout”) all transactions out of the Aerojet Rocketdyne Holdings Stock Fund during the Blackout Period. This means:

•	Plan participants will be unable to direct or diversify their investments in their Plan accounts out of the Aerojet Rocketdyne Holdings Stock Fund during the Blackout Period; and
•	all requests for loans and distributions (including hardship distributions) which will be derived in whole or in part out of the Aerojet Rocketdyne Holdings Stock Fund will be delayed until after the Blackout Period ends (any requests submitted during the Blackout Period do not need to be resubmitted once the Blackout Period ends).

2.                  The Blackout will begin at 4:00 p.m. U.S. Eastern time, on June 30, 2017, and will end during the calendar week of July 10, 2017 (the “Blackout Period”) on the date that the proceeds for the Rescission Offer are credited to the Plan accounts of such participants (which is anticipated to be within a period of up to five to seven business days following the Expiration Date of the Rescission Offer). The Blackout Period is expected to last up to five to seven business days. You will be informed as soon as reasonably possible if the timing of the Blackout Period changes.

3.                  Except in limited circumstances, you will be restricted during the Blackout Period from, directly or indirectly, purchasing or acquiring, any equity securities of the Company, including common stock, or options to acquire shares of Company common stock, and from exercising, selling or otherwise transferring any equity securities of the Company, including common stock, options to acquire shares of Company common stock, restricted stock units, and other equity awards you acquired in connection with your service or employment as a director or executive officer of the Company.

4.                  It is important to note that any such security you sell or otherwise transfer during the Blackout Period is presumed to have been acquired in connection with your service or employment with the Company, unless you establish that the securities were acquired from another source and this identification is consistent with your treatment of the securities for tax purposes and other disclosure and reporting requirements. If you are scheduled or plan to purchase, acquire, exercise, sell or otherwise transfer equity securities of the Company, including common stock, options to acquire shares of Company common stock, restricted stock units, and other equity awards during the Blackout Period, whether pursuant to a Rule 10b5-1(c) sales plan or otherwise, you must notify me to determine whether you are permitted to complete the transaction.

5.                  In accordance with this notice, you must suspend your trading activities prior to 4:00 p.m. U.S. Eastern time, on June 30, 2017, and await further notice by the Company as to the end of the Blackout Period. However, as you know, your trading activities during the dates covered by the Blackout Period, are already restricted by the Company’s Insider Trading Policy. Please note that at the conclusion of the Blackout Period, your trading will continue to be restricted by a ‘closed window’ pursuant to the Company’s Insider Trading Policy until the next open window period.

If you have any questions regarding this notice, including whether the Blackout Period has ended, please contact Aerojet Rocketdyne Holdings, Inc., 222 N. Sepulveda Blvd, Suite 500, El Segundo, California 90245, Attention: Arjun L. Kampani, Corporate Secretary, (310) 252-8100.